Exhibit 5.1

Law Office of
R. L. HERT, JR.	HERT, BAKER & KOEMEL	Mail: P.O. Box 668
WILLIAM J. BAKER	A Professional Corporation	Stillwater, OK 74076
TINA M. KOEMEL	222 East Seventh Avenue	Phone: 405-377-8644
JOHN E. KOEMEL, JR.	Stillwater, Oklahoma 74074	Fax: 405-377-6363
EMAIL williebaker@hertbaker.com
January 6, 2009
Southwest Bancorp, Inc.
608 South Main Street
Stillwater, Oklahoma 74074
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (a) 70,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share (the “Preferred Shares”), of Southwest Bancorp, Inc., an Oklahoma corporation (the “Company”); (b) a warrant dated December 5, 2008 (the “Warrant”) to purchase common stock, par value $1.00 per share, of the Company (the “Common Stock”); and (c) the 703,753 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares,” and together with the Preferred Shares and the Warrant, collectively, the “Securities”). All of the Securities are being registered on behalf of certain security holders of the Company (the “Selling Security Holders”).
     The Securities were issued pursuant to a Letter Agreement, dated as of December 5, 2008 (the “Letter Agreement”), between the Company and the United States Department of the Treasury, which included the Securities Purchase Agreement—Standard Terms incorporated therein (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”). Unless otherwise defined herein, all capitalized terms shall have the meanings attributed to them in the Securities Purchase Agreement.
     We are acting as counsel for the Company in connection with the registration for resale of the Securities. We have examined signed copies of the Registration Statement to be filed with the Commission. We have also examined and relied upon the Securities Purchase Agreement, the Warrant, records of meetings of the Board of Directors of the Company as provided to us by the Company, the Certificate of Incorporation and Bylaws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.
     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.
     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Oklahoma and the federal laws of the United States of America.
     Based upon and subject to the foregoing, we are of the opinion that the Preferred Shares and the Warrant and, upon exercise in accordance with the terms of the Warrant, the

Warrant Shares, to be sold by the Selling Security Holders have been duly authorized and are validly issued, fully paid and nonassessable.
     It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.
     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations, and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
     This opinion is given as of the date hereof and I assume no obligation to advise you of changes that may hereafter be brought to my attention. This opinion is limited to the matters set forth herein, and no opinion is implied or may be inferred beyond the matters expressly set forth herein.

Very truly yours,

HERT, BAKER & KOEMEL, P.C.

/s/ William J. Baker

William J. Baker